Exhibit 99.1

INVESTOR CONFERENCE CALL SCRIPT – DECEMBER 15, 2010

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2011 second quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2011 second quarter investor conference call. The agenda for today’s call will include a discussion of our second quarter financial results. In addition, I will discuss market conditions and conclude with a review of our development plans.

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As you are aware, WPCS has ten operation centers that have evolved from the nineteen acquisitions we have made over the years. In the second quarter, we continue to experience performance issues with two of our ten operation centers. The two weaker performing operation centers have affected the overall performance of the company as a whole. However, it is important to isolate the issues at these two operation centers as the majority of our operation centers are performing well.

If you consider the results for eight of our ten operation centers on a consolidated basis for the second quarter, these eight operation centers generated $22 million in revenue and $1.4 million of EBITDA. The two operation centers not performing, namely the Suisun City Operations in California and the Portland Operations in Oregon generated $4.7 million revenue and an EBITDA loss of $1.5 million. The losses were primarily related to three projects that experienced cost overruns.

We have been able to contain the cost overruns for these three projects and we have accrued the total losses. We expect these projects to be completed in the third quarter. Looking back, in our last conference call, we were dealing with competitive bidding in the Florida and California markets. In Florida, we have been able to turn things around due to market diversification and cost reductions. However, in Suisun City, two projects started this quarter were experiencing cost overruns. In addition, there have been cost overruns at one specific project in Portland.

In the case of the Portland Operations, it is a smaller operation center that is expected to lose approximately $400,000 in EBITDA on revenue of approximately $3 million for the current fiscal year ending April 30, 2011. In the case of the Suisun City Operations, the loss will be more significant. For the current fiscal year ending April 30, 2011, the Suisun City Operations is expected to lose approximately $1.4 million in EBITDA on revenue of approximately $20 million.

The remaining eight operation centers are expected to achieve approximately $89 million in revenue and a positive $7.3 million in EBITDA for the current fiscal year ending April 30, 2011. From a corporate perspective, we are anticipating costs for the fiscal year to be approximately $4.5 million, which includes an additional $1.3 million in one-time charges associated with seeking strategic alternatives including the possible sale of the company.

Since the other eight operation centers are performing well, our attention has been focused on addressing the issues at the two non-performing operation centers. There has been a change in management and staff reductions. The new management team has done an outstanding job of identifying the issues and putting action items in place to return to acceptable profitability levels over the next few quarters.

Overall, the company has approximately $37 million in backlog and a bid list of $176 million. The opportunities to grow earnings are encouraging. WPCS is pleased to announce that we have been awarded our first major wind project for the design and deployment of an eight turbine wind farm in Illinois. We continue to bid on other renewable energy projects. Infrastructure opportunities in healthcare and public services continue to develop. As evidenced by the performance of the majority of our operation centers, the company has a plan to expand in the high growth areas of energy, healthcare and public services. In addition, our international business continues to perform well.

In regards to revenue, for the second quarter ended October 31, 2010, WPCS generated $26.7 million in revenue compared to $24.3 million for the same period one year ago which represents a year over year increase of approximately 10%. Through the six months of fiscal year 2011 ended October 31, 2010, WPCS generated $55.6 million in revenue compared to $49.6 million for the same period one year ago which represents a year over year increase of approximately 12%. The revenue segmentation for the six months ended October 31, 2010 was approximately 26% wireless communication, 15% specialty construction and 59% electrical power.

For the second quarter ended October 31, 2010, WPCS generated an EBITDA loss of approximately $1.1 million and a net loss of $6 million or $0.86 per diluted share which includes all non-cash and one-time charges.  For the six months ended October 31, 2010, WPCS generated an EBITDA loss of $860,000 and a net loss of $6.3 million or $0.91 per diluted share which also includes all non-cash and one-time charges.

For the second quarter ended October 31, 2010, the company has incurred an estimated goodwill impairment charge of $4.3 million for its Suisun City Operations, based on the estimated impairment of book value for this particular operation center. I would like to emphasize that this goodwill charge is a non-cash charge and has no impact on our operations or cash flows. The net tangible asset value of WPCS stands at $22.4 million or $3.22 per diluted share.

For the second quarter ended October 31, 2010, WPCS also incurred one-time charges of $276,000 that are associated with seeking strategic alternatives including the possible sale of the company. In addition, WPCS incurred non-cash charges of $74,000 related to the contingent earn out obligation for the Pride Group acquisition concluded in November 2009. Excluding the performance of the Suisun City and Portland Operations in the second quarter, as well as the one-time charges, non-cash charges and corporate operating expenses, WPCS generated $1.4 million in positive EBITDA.

Consolidated gross margin during the second quarter was 18% compared to 31% during the same period last year and compared to 21% in the previous quarter. These lower margins reflect the additional cost overruns related to the two Suisun City projects, the Portland project, as well as the competitive nature of project awards that are being completed this past quarter. Again it is important to keep in mind that some operation centers are doing very well from a gross margin perspective. We also have the opportunity to improve consolidated margins based on bids in higher margin markets.

Overall, SG&A expense on an unadjusted basis as a percent of revenue for the second quarter was approximately 23% compared to 26% for the same period last year. On an adjusted basis, excluding the one-time and non cash charges, SG&A expense as a percent of revenue for the second quarter was approximately 21.8%.  Despite the one-time costs, SG&A expense as a percentage of revenue was lower due to cost containment measures.

WPCS continues to maintain a healthy balance sheet with approximately $5.8 million in cash, $19.9 million in working capital and $7.6 million of credit line borrowings. Due to the loss in the second quarter, certain financial covenants under our bank credit facility were not met.  Accordingly, the company is currently negotiating and expects to complete the terms of a forbearance agreement with Bank of America not to demand payment on the line of credit balance until February 2011.  In the meantime, we will work towards establishing a revised credit facility with Bank of America. In any event, due to the strength of our balance sheet, the company expects to be able to finance our growth internally and meet our short term liquidity needs. The line of credit has been reclassified on the balance sheet from a long-term to a short-term liability which explains the decrease in working capital compared to the previous quarter.

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In regards to our strategic development, our focus is on profitable growth within our current operations. There are no acquisitions under consideration at the moment. As most are aware, the company hired Lincoln International to explore strategic alternatives including the possible sale of the company. Although we cannot comment specifically on this process, we can state that this effort is progressing. In regards to a possible sale, WPCS and its directors will consider any offers that are fair to our shareholders. WPCS is a valuable company. We have a leadership position in communications infrastructure, an exceptional customer base in high growth markets, an international presence, a healthy balance sheet and significant earnings potential. Our company remains committed to building shareholder value in the short term and the long term.

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In conclusion, the management team will continue to focus on improving our financial performance and making sure that each operation center is positioned for earnings growth in the future. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2011 second quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering VH73045 # as the program identification number.

This will conclude the call.

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